UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   WARNER, JR., JOHN H.
   10260 CAMPUS POINT DRIVE
   SAN DIEGO, CA  92121
2. Issuer Name and Ticker or Trading Symbol
   SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   YEAR ENDED 1/31/2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   CORPORATE EXECUTIVE VICE PRESIDENT
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Stock Unit (Phantom Stoc|1 for 1 |4/13/|A   |3,628      |A  |(2)  |N/A  |Class A Comm|3,628  |$25.92 |28,516      |D  |            |
k) (1)                  |        |00   |    |           |   |     |     |on Stock    |       |       |            |   |            |
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Explanation of Responses:
(1) Pursuant to the SAIC Key Executive Stock Deferral Plan.
(2) Of the units acquired, 1,158 units have the following annual vesting schedule beginning 4/13/01: 20% in years
1 through 3 and 40% in year 4. The remaining units are fully vested. The units are settled in SAIC Class A
Common Stock and are payable upon the reporting person's termination. Unvested units are cancelled upon termination.
SIGNATURE OF REPORTING PERSON
By: A. Avery, attorney-in-fact, for J. Warner Jr.
DATE
March 13, 2001